Exhibit 99.3

CBS CORPORATION

Offer to Exchange up to 101,407,494 Shares of Common Stock of

CBS RADIO INC.

which are owned by CBS Corporation and

will be converted into Shares of Class A Common Stock of

ENTERCOM COMMUNICATIONS CORP.

for

Outstanding Shares of Class B Common Stock of CBS Corporation

Pursuant to the Prospectus, dated October 19, 2017

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 16, 2017, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF CBS CLASS B COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER OR AFTER DECEMBER 15, 2017 (I.E., AFTER THE EXPIRATION OF 40 BUSINESS DAYS FROM THE COMMENCEMENT OF THE EXCHANGE OFFER), IF CBS DOES NOT ACCEPT YOUR SHARES OF CBS CLASS B COMMON STOCK PURSUANT TO THE EXCHANGE OFFER BY SUCH DATE.

October 19, 2017

To Our Clients:

Enclosed for your consideration are the prospectus dated October 19, 2017 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by CBS Corporation, a Delaware corporation (“CBS”), up to 101,407,494 shares of common stock, par value $0.01 per share (“Radio Common Stock”), of CBS Radio Inc., a Delaware corporation (“CBS Radio”), owned by CBS for outstanding shares of Class B common stock, $0.001 par value (“CBS Class B Common Stock”), of CBS that are validly tendered prior to the Expiration Date and not validly withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

We are the holder of record (directly or indirectly) of shares of CBS Class B Common Stock held for your account. As such, a tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of CBS Class B Common Stock held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of CBS Class B Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus.

Your attention is directed to the following:

1. CBS is offering to exchange all shares of Radio Common Stock which are owned by CBS for shares of CBS Class B Common Stock that are validly tendered and not properly withdrawn prior to the Expiration Date. For each $1.00 of your CBS Class B Common Stock accepted in the Exchange Offer, you will receive approximately $1.08 of Radio Common Stock. The value of CBS Class B Common Stock will be based on the calculated per-share value for the CBS Class B Common Stock on the NYSE and the value of the Radio Common Stock will be based on the calculated per-share value for Entercom Class A Common Stock on the NYSE, in each case as described below. The number of shares you can receive is subject to an upper limit of 5.7466 shares of Radio Common Stock per share of CBS Class B Common Stock. The Exchange Offer does not provide for a lower limit or minimum exchange ratio. IF THE UPPER LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN $1.08 OF RADIO COMMON STOCK FOR EACH $1.00 OF CBS CLASS B COMMON STOCK THAT YOU VALIDLY TENDER, AND YOU COULD RECEIVE MUCH LESS.

The calculated per share values of the CBS Class B Common Stock and the Entercom Class A Common Stock will be determined by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) of CBS Class B Common Stock and Entercom Class A Common Stock on the NYSE during a period of three consecutive trading days (the “Valuation Dates”) ending on and including the second trading day preceding the Expiration Date, as may be extended, which are currently expected to be November 10, 2017, November 13, 2017 and November 14, 2017. If CBS decides to extend the exchange offer, the Valuation Dates will be reset to the period of three consecutive trading days ending on and including the second trading day preceding the Expiration Date, as may be extended. See “The Exchange Offer—Terms of the Exchange Offer.”

CBS Class B Common Stock and Entercom Class A Common Stock are listed on the NYSE under the symbols “CBS” and “ETM,” respectively. The reported last sales prices of CBS Class B Common Stock and Entercom Class A Common Stock on the NYSE on October 18, 2017 were $56.96 and $11.80 per share, respectively. The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on October 18, 2017, based on the VWAPs of CBS Class B Common Stock and Entercom Class A Common Stock on October 16, 2017, October 17, 2017 and October 18, 2017, would have provided for 5.2591 shares of Radio Common Stock to be exchanged for every share of CBS Class B Common Stock accepted. Immediately following the Expiration Date, each share of Radio Common Stock will be converted into the right to receive one share of Entercom Class A Common Stock.

Neither CBS nor CBS Radio will indemnify any individual stockholder for any taxes that may be incurred in connection with the Exchange Offer.

2. Upon the terms and subject to the conditions set forth in the Prospectus, tendering stockholders whose shares of CBS Class B Common Stock are accepted by CBS pursuant to the Exchange Offer will receive Radio Common Stock. As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, a special purpose merger subsidiary of Entercom, Merger Sub, will be merged with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom in the Merger. In the Merger, each share of Radio Common Stock will be converted into the right to receive one share of Entercom Class A Common Stock.

3. CBS’s obligation to exchange shares of Radio Common Stock for shares of CBS Class B Common Stock is subject to certain conditions, as described in the Prospectus, which you should read carefully and in its entirety.

4. Shares of CBS Class B Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer and, unless CBS has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once CBS accepts shares of CBS Class B Common Stock pursuant to the Exchange Offer, your tender is irrevocable.

5. Tendering stockholders who fail to complete and sign the IRS Form W-9 provided in the Letter of Transmittal or submit a complete applicable IRS Form W-8, as applicable, may be subject to required U.S. federal backup withholding applicable to the gross cash proceeds payable to such stockholder or other payee pursuant to the Exchange Offer and the Merger.

6. Participants in the CBS 401(k) Plan or CBS Radio 401(k) Plan should follow the special instructions that are being sent to them by the plan administrator. Such participants should not use the Letter of Transmittal to direct the tender of shares of CBS Class B Common Stock held in these plans. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of CBS Class B Common Stock allocable to their CBS Savings Plan accounts, subject to certain limitations set forth in any instructions provided by the plan administrator. To allow sufficient time for the tender of shares by the trustee of the applicable CBS Savings Plan, tendering holders must provide the tabulator for the trustee of the applicable CBS Savings Plan with the requisite instructions by 1:00 p.m., New York City time, on November 10, 2017, unless the Exchange Offer is extended. If the Exchange Offer is extended, and if administratively feasible, the deadline for receipt of your direction may also be extended.

The Exchange Offer is made solely by means of the Prospectus and the enclosed Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of CBS Class B Common Stock in any jurisdiction in which the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

If you wish to have us tender any or all of your shares of CBS Class B Common Stock, please complete, sign, detach and return to us the instruction form on the reverse side of this letter. An envelope to return to us your instruction form is enclosed. If you authorize the tender of your shares of CBS Class B Common Stock, all such shares will be tendered unless otherwise specified on the instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

Instructions with Respect to

CBS CORPORATION’S

Offer to Exchange up to 101,407,494 Shares of Common Stock of

CBS RADIO INC.

which are owned by CBS Corporation and

will be converted into Shares of Class A Common Stock of

ENTERCOM COMMUNICATIONS CORP.

for

Outstanding Shares of Class B Common Stock of CBS Corporation

Pursuant to the Prospectus, dated October 19, 2017

The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus dated October 19, 2017 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by CBS Corporation, a Delaware corporation (“CBS”), up to 101,407,494 shares of common stock, par value $0.01 per share (“Radio Common Stock”), of CBS Radio Inc., a Delaware corporation (“CBS Radio”), owned by CBS for outstanding shares of Class B common stock, $0.001 par value (“CBS Class B Common Stock”), of CBS that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The number of shares of CBS Class B Common Stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of CBS Class B Common Stock tendered.

As more fully set forth in the Prospectus, the number of shares of Radio Common Stock you may receive in the Exchange Offer is based on the calculated per-share values determined by reference to the simple arithmetic average of the daily volume-weighted average prices for CBS Class B Common Stock and Entercom Class A Common Stock on the New York Stock Exchange during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer, as may be extended. See “The Exchange Offer—Terms of the Exchange Offer—Pricing Mechanism” in the Prospectus for a complete description of the pricing terms.

The number of shares of Radio Common Stock you may receive for each share of CBS Class B Common Stock accepted in the Exchange Offer is subject to an upper limit of 5.7466 shares of Radio Common Stock for each share of CBS Class B Common Stock accepted in the Exchange Offer. If the upper limit is in effect at the expiration of the Exchange Offer (currently expected to be November 16, 2017), then the final exchange ratio will be fixed at the upper limit, and CBS will announce by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be November 14, 2017) immediately preceding the expiration date of the Exchange Offer (currently expected to be November 16, 2017), unless the Exchange Offer is extended or terminated, whether the upper limit is in effect, providing each holder of CBS Class B Common Stock with two full business days after knowing the final exchange ratio and whether the upper limit is in effect during which to decide whether to tender or withdraw their shares in the Exchange Offer; any changes in the prices of CBS Class B Common Stock or Entercom Class A Common Stock on those additional days of the Exchange Offer period will not, however, affect the final exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer—Upper Limit” in the Prospectus for a complete description of the upper limit.

If the Exchange Offer is oversubscribed (i.e., if the number of shares of CBS Class B Common Stock validly tendered would result in more than the maximum number of shares of Radio Common Stock being exchanged), then the shares of CBS Class B Common Stock validly tendered and not validly withdrawn will generally be subject to proration. See “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of CBS Class B Common Stock” in the Prospectus for a complete description of the proration.

As described in greater detail in the Prospectus, if the Exchange Offer is undertaken and consummated but the Exchange Offer is not fully subscribed because less than all shares of Radio Common Stock owned by CBS are exchanged, or if the Exchange Offer is consummated but not all of the shares of Radio Common Stock owned by CBS are exchanged due to the upper limit for the Exchange Offer being in effect, the remaining shares of Radio Common Stock owned by CBS will be distributed in a spin-off on a pro rata basis to holders of CBS Class B Common Stock and CBS Class A common stock, par value $0.001 per share (the “CBS Class A Common Stock” and, together with the CBS Class B Common Stock, the “CBS Common Stock”), whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer (the “spin-off”), based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the exchange offer. Any holder of CBS Class B Common Stock who validly tenders (and does not properly withdraw) shares of CBS Class B Common Stock for shares of Radio Common Stock in the exchange offer will waive their rights only with respect to such validly tendered shares (but not with respect to any other shares that are not validly tendered) to receive, and forfeit any rights to, shares of Radio Common Stock distributed on a pro rata basis to holders of CBS Common Stock in the spin-off.

As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, a special purpose merger subsidiary of Entercom Communications Corp., a Pennsylvania corporation (“Entercom”), named Constitution Merger Sub Corp., a Delaware corporation (“Merger Sub”), will be merged with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom (the “Merger”). In the Merger, each share of Radio Common Stock will be converted into the right to receive one share of Class A common stock of Entercom, par value $0.01 per share (“Entercom Class A Common Stock”).

This instructs you to tender the number of shares of CBS Class B Common Stock indicated below (or if no number is indicated below, all shares of CBS Class B Common Stock held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal furnished to the undersigned.

Account Number:

Number of shares of CBS Class B Common Stock to be tendered*:

*	Unless otherwise indicated, it will be assumed that all shares of CBS Class B Common Stock we hold for your account are to be tendered.

ODD-LOT SHARES

☐	By checking this box, I represent that I am the direct or beneficial owner of less than 100 shares of CBS Class B Common Stock and am tendering all my shares of CBS Class B Common Stock.

Dated:                      ,

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Area Code and Telephone Number

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT. DO NOT RETURN THIS FORM TO THE FINANCIAL ADVISORS, EXCHANGE AGENT, THE INFORMATION AGENT, CBS RADIO INC., CBS CORPORATION OR ENTERCOM COMMUNICATIONS CORP. DELIVERY TO ANY OF SUCH OTHER PERSONS WILL NOT CONSTITUTE A VALID DELIVERY.